UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 10, 2004 (November 4, 2004)

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 4, 2004, we entered into release agreements with each of the following persons: (i) Mike H.P. Kwon, our Chairman and Chief Executive Officer, (ii) David Morash, our President, Chief Operating Officer and Acting Chief Financial Officer, and a director, (iii) Lixin Cheng, our Executive Vice President, and as of November 4, 2004, a director, (iv) Patrick Gray, our Vice President, Operations and Controller, and (v) Alireza Saifi, our Vice President, Finance. We refer to Mr. Kwon, Mr. Morash, Mr. Cheng, Mr. Gray and Mr. Saifi together as the “Executives.” Under each release agreement, each Executive has agreed to release us from any claims relating to the issuances of certain compensatory securities to the Executives. The issuances of these securities were not qualified in accordance with the procedures under the California Corporate Securities Law of 1968. As a result, but for the release agreements, the Executives may have been entitled to damages or a right to demand that we repurchase such securities for the consideration given for these securities, plus interest from the dates of issuance. In partial consideration for the release agreement, each of the Executives will be paid $100. The form of release agreement is attached as Exhibit 10.1 to this report.

On November 4, 2004, we entered into an indemnification agreement with Mr. Åke Persson, who was appointed a director on the same date. We have previously entered into similar agreements with our other directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by law with respect to indemnification. The indemnification agreements provide that we will maintain directors’ and officers’ liability insurance in reasonable amounts from established insurers, subject to certain limitations. The indemnification agreements also provide for partial indemnification for a portion of expenses incurred by a director or officer even if he is not entitled to indemnification for the total amount. We believe these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

On November 4, 2004, our compensation committee approved the payment by our company of up to $10,000 of legal fees on behalf of Mike H.P. Kwon, our Chairman and Chief Executive Officer, in connection with Mr. Kwon’s participation in our proposed public offering of securities as a selling stockholder.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 4, 2004, our board of directors expanded the board size by two directors, to nine directors, and appointed Mr. Åke Persson and Mr. Lixin Cheng as directors to fill vacancies created by such expansion. Mr. Persson was also appointed to our audit committee and our compensation committee. The board of directors has determined that Mr. Persson is an independent director under applicable SEC and American Stock Exchange rules. In consideration of his services, Mr. Persson will receive as compensation 45,000 restricted shares of common stock, vesting one-third upon grant and one-third upon each of the first and second anniversaries of the commencement of service. The shares will be issued on November 25, 2004, the effective date of stockholder approval of our 2004 Equity Incentive Plan. Mr. Cheng serves as our Executive Vice President and will receive no further compensation for his board service. There were no arrangements or understandings between Mr. Persson or Mr. Cheng and any other person pursuant to which Mr. Persson or Mr. Cheng was selected as a director.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 4, 2004, our board of directors amended our bylaws to include a requirement that stockholders provide advance notice of proposals or nominations of candidates for election as directors at the annual meeting, and advance notice of nominations at any special meeting called to elect a director. Our amended and restated bylaws are attached hereto as Exhibit 3.1 to this report.

Item 8.01. Other Events.

On November 4, 2004, our board of directors appointed the members of our board committees, as follows:

Nominating and Governance Committee:

Jai Bhagat*

Seung Taik Yang

Harry Casari

Compensation Committee:

Eric Schultz*

Jai Bhagat

Åke Persson

Audit Committee:

Harry Casari*

Eric Schultz

Åke Persson

*	Chair

On November 4, 2004, our board of directors also adopted an Amended and Restated Audit Committee Charter effective immediately. The amended charter is attached as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description
3.1	Amended and Restated Bylaws dated November 4, 2004

10.1	Form of Release Agreement dated November 4, 2004

99.1	Amended and Restated Audit Committee Charter adopted November 4, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/s/ David Morash
David Morash
President, Chief Operating Officer and
Acting Chief Financial Officer

Date: November 10, 2004